Exhibit 99.1

(INSITUFORM-TECH) (INSU) Insituform Technologies, Inc. announces resignation of President & CEO Tom Rooney and promotions for senior management.

Chesterfield, MO – August 14, 2007 – The Board of Directors of Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) has accepted the resignation of President & CEO Thomas S. Rooney, Jr., effective immediately.  The Board has begun a search for a successor to Rooney as CEO and will consider both internal and external candidates.

While the search is conducted Alfred L. Woods, a Director since 1997 and Non-Executive Chairman of the Board since 2003, will serve as interim Chief Executive Officer.  Woods also will continue as Chairman of the Board.  Other than Rooney, the senior management team will remain in place.

Thomas E. Vossman, Senior Vice President and Chief Operating Officer since May, 2005, continues in that role.

David F. Morris, the company’s Senior Vice President, General Counsel and Secretary has been promoted to the newly-created post of Senior Vice President and Chief Administrative Officer.  Morris joined the company in January, 2005.  He will retain the duties of general counsel and secretary in his new position.

David A. Martin, the company’s Vice President and Controller, has been promoted to Vice President and Chief Financial Officer.  Martin, who joined Insituform in 1993, has served as the company’s principal financial and accounting officer since January, 2006.

“The post of CFO has been vacant for 19 months.  During that time, as we considered various candidates for the post, our Board also watched David Martin grow and perform in his role as principal financial and accounting officer, and today we are quite confident that he is the right person to serve as CFO on a permanent basis,” Woods said.

“David Morris’s role of Chief Administrative Officer is a new position for the company.  He will oversee administrative functions including legal, human resources, purchasing, information technology, real estate and facilities, risk management and insurance,” Woods said.

“Our Board appreciates Tom Rooney’s contributions to the company during his four years as president and CEO.  Tom’s charge was to pursue a three-pronged strategy of growth, technological innovation and operational excellence.  In the latter two areas, technological innovation and operational excellence, Insituform has made tremendous strides under Mr. Rooney’s leadership,” said Woods.

“Unfortunately, since 2005 our growth has stalled as overall sewer rehab spending in the domestic market has stagnated.  Our Board and our CEO disagreed on a number of stylistic and strategic issues regarding the company’s growth objectives and the Board therefore has accepted Mr. Rooney’s resignation,” Woods said.

Woods emphasized that the Board continues to believe in the three-pronged strategy of growth, technological innovation and operational excellence.

“For example, the launch of Insituform Blue™, our potable water business, exemplifies this strategy.  With Insituform Blue™, we have developed new technology that will give us a marketplace advantage and open up a new segment of the pipeline rehabilitation market to us.  This in turn will give us another avenue to pursue business growth in the years ahead,” Woods said.

“I am personally excited to have the opportunity to lead the company through this transition.  Our company has a motivated and uniquely talented work force, unique industry-leading technology, a strong financial position and is an established leader in an industry that becomes more important to our world’s future with each passing day. Insituform’s future is bright and we expect our search for a new CEO to produce excellent candidates to lead the company into the future,” Woods said.

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CONTACT:	Insituform Technologies, Inc. David F. Morris, Senior Vice President and Chief Administrative Officer (636) 530-8000

NOTE TO REPORTERS AND ANALYSTS:  Insituform’s senior management team will host a conference call to discuss these announcements at 9:30 a.m. EDT on Wednesday, August 15, 2007.  The call will be Webcast live and may be accessed through www.insituform.com (click “Investors” and “webcasts”).

This news release contains various forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management’s beliefs and assumptions. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties, many of which are beyond the control of Insituform Technologies, Inc.  The Company’s actual results may differ materially from the forward-looking statements as a result, among other things, of the factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. Please refer to the Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent periodic reports for more details.  We do not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.